Exhibit 3.119

State of Delaware Secretary of State Division of Corporations Delivered 12:18 PM 07/16/2012 FILED 12:09 PM 07/16/2012 SRV 120838058 – 5184083 FILE

CERTIFICATE OF FORMATION

OF

TK BEHAVIORAL, LLC

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”), the undersigned, desiring to form a limited liability company, does hereby certify as follows:

1.	The name of the limited liability company is TK Behavioral, LLC (the “Company”).

2.	The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the registered agent is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 16th day of July, 2012.

By:	/s/ Colbey B. Reagan
Colbey B. Reagan, Authorized Person